EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces 2009 Financial Results

Strong Fourth Quarter Builds Momentum for 2010

ANN ARBOR, Michigan, March 2, 2010: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2009, each ended January 3, 2010. During the fourth quarter, the Company’s domestic same store sales grew 1.4% as a result of increased store traffic. International same store sales grew 3.9% in the fourth quarter, marking the 64th consecutive quarter of same store sales growth for this division. Fourth quarter diluted EPS as reported was 41 cents, and was $1.38 for fiscal 2009. On an as adjusted basis, diluted EPS was 30 cents for the fourth quarter, a 58% increase over the fourth quarter of 2008, and was 87 cents for fiscal 2009, a 16% increase over fiscal 2008. During fiscal 2009, the Company repurchased approximately $189 million in principal amount of its fixed rate notes, and has repurchased approximately $239 million in principal amount over the past 14 months. Late in the fourth quarter of 2009, the Company successfully introduced a new core pizza product, continuing to build momentum for 2010.

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “The bold steps we have been taking to re-ignite our domestic system helped us gain significant traction last year. We succeeded in our primary goal of growing traffic all four quarters of 2009. Traffic growth was the most significant in the fourth quarter; and this positive momentum has continued thus far in 2010, as sales and traffic have increased significantly since the launch of our new core pizza.”

Brandon added, “Our international business achieved yet another strong positive quarter. This division has now posted positive quarterly same store sales for 16 consecutive years. The international business is now nearly half of our global retail sales and will continue to be a powerful growth engine for our business going forward.”

Fourth Quarter and Fiscal 2009 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2009	Fourth Quarter of 2008	Fiscal 2009	Fiscal 2008
Net income	$23.6	$11.0	$79.7	$54.0

Weighted average diluted shares	58,206,371	57,101,782	57,827,697	58,339,535
Diluted earnings per share, as reported	$0.41	$0.19	$1.38	$0.93
Items affecting comparability (see section below)	$(0.11)	$—	$(0.51)	$(0.18)

Diluted earnings per share, as adjusted	$0.30	$0.19	$0.87	$0.75

Included within the Items Affecting Comparability is the impact of the 53rd week in 2009, which occurs in the fourth quarter every five or six years. This 53rd week positively impacted the Company’s financial results in the fourth quarter and fiscal 2009. Management noted that this should be taken into account with 2010 comparables.

•

Revenues were up 8.1% for the fourth quarter, due primarily to the positive impact of the 53rd week in 2009 and, to a lesser extent, higher same store sales in both domestic and international stores and store count growth in international markets. Partially offsetting these increases were lower commodity costs, which negatively impacted supply chain revenues. Management noted that revenues may not be representative of the Company’s absolute growth, as they can be affected by store divestitures and acquisitions and commodity costs.

•

Net Income in the fourth quarter was up $12.6 million, or 114%, versus the prior year, driven primarily by gains on debt repurchases and related lower interest expense, improved sales and operating margins and international store growth. Additionally, the 53rd week positively impacted net income in the fourth quarter by approximately $2.9 million.

More…

Domino’s Pizza: FY09 Earnings Release, Page Two

•

Diluted EPS was 41 cents on an as reported basis for the fourth quarter, up 22 cents, or 116%, from the prior year period. Excluding items affecting comparability, diluted EPS increased 11 cents, or 58%, primarily due to higher domestic and international same store sales, operating margin improvements in both the supply chain and Company-owned store businesses and lower interest expense. The Company’s 53rd week in 2009 benefited diluted EPS by approximately 5 cents per share for both the fourth quarter and full year. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

•

Global Retail Sales were up 16.4% in the fourth quarter, or up 13.5% when excluding the impact of foreign currency. For fiscal 2009, global retail sales were up 2.2%, or up 7.1% when excluding the impact of foreign currency. The 53rd week favorably impacted global retail sales by approximately 8.6% in the fourth quarter and 2.5% for the full year.

	Fourth Quarter of 2009	Fiscal 2009
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+0.9%	(0.9)%
Domestic franchise stores	+1.5%	+0.6%

Domestic stores	+1.4%	+0.5%

International stores	+3.9%	+4.3%

Global retail sales growth: (versus prior year period)
Domestic stores	+7.4%	+1.3%
International stores	+28.1%	+3.3%

Total	+16.4%	+2.2%

Total (on a 52-week basis)	+7.8%	(0.3)%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+7.4%	+1.3%
International stores	+21.6%	+14.4%

Total	+13.5%	+7.1%

Total (on a 52-week basis)	+4.9%	+4.6%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 6, 2009	481	4,456	4,937	3,949	8,886
Openings	—	49	49	140	189
Closings	(14)	(45)	(59)	(17)	(76)
Transfers	(1)	1	—	—	—

Store count at January 3, 2010	466	4,461	4,927	4,072	8,999

Fourth quarter 2009 net growth	(15)	5	(10)	123	113

Fiscal 2009 net growth	(23)	(97)	(120)	346	226

Conference Call Information

The Company plans to file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11:00 a.m. (Eastern) to review its fiscal 2009 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be available via webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 45887215. The webcast will also be archived for 30 days on www.dominosbiz.com.

More…

Domino’s Pizza: FY09 Earnings Release, Page Three

Debt Repurchases

During the fourth quarter, the Company repurchased and retired $49.2 million in principal amount of its fixed rate senior notes and approximately $189.2 million during fiscal 2009. These activities resulted in pre-tax gains of approximately $7.9 million in the fourth quarter and $56.3 million for fiscal 2009, which were recorded in “Other” in the Company’s consolidated statements of income.

Subsequent to the fourth quarter of 2009, the Company repurchased and retired an additional $50.0 million in principal amount of its fixed rate senior notes, which resulted in a pre-tax gain of approximately $5.2 million that will be recorded in the first quarter of 2010. This $50.0 million principal amount of fixed rate senior notes is classified as a current liability in the Company’s consolidated balance sheet as of January 3, 2010.

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2009 are not comparable to the reported financial results for the prior year comparable periods. The table below presents items that affect comparability between 2009 and 2008 financial results. Management believes that including such information is critical to the understanding of the Company’s comparable financial results. (See the Comments on Regulation G section.)

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels. This impacted comparability to periods in the prior year. The decrease in ongoing interest expense resulted in an increase in diluted EPS of approximately 5 cents in the fourth quarter of 2009 and 9 cents in fiscal 2009, versus the comparable periods in 2008.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2009 items affecting comparability:
Gain on debt extinguishment (1)	$7,874	$4,685	$0.08	$56,275	$33,655	$0.58
Deferred financing fee write-off (2)	(554)	(330)	(0.01)	(2,277)	(1,359)	(0.02)
Stock option plan changes (3)	—	—	—	(4,937)	(2,962)	(0.05)
Tax reserves (4)	—	—	—	(525)	(1,986)	(0.03)
Store rationalization (5)	(1,711)	(1,018)	(0.02)	(1,711)	(1,018)	(0.02)
53rd week adjustment (6)	4,850	2,886	0.05	4,850	2,886	0.05

Total of 2009 items	$10,459	$6,223	$0.11	$51,675	$29,216	$0.51

2008 items affecting comparability:
Gain on the sale of Company-owned stores (7)	$1,254	$790	$0.01	$14,223	$8,571	$0.15
Tax reserve reversals (8)	20	133	0.00	1,011	3,424	0.06
Deferred financing fee write-off (9)	(1,278)	(805)	(0.01)	(1,278)	(805)	(0.01)
Separation expenses (10)	—	—	—	(1,445)	(867)	(0.01)

Total of 2008 items	$(4)	$118	$0.00	$12,511	$10,323	$0.18

(1)	Represents the gains recognized in the fourth quarter and fiscal 2009 on the repurchase and retirement of $49.2 million and $189.2 million in principal of the fixed rate senior notes for a total purchase price of $41.6 million and $133.9 million.
(2)	Represents the write-off of deferred financing fees in connection with debt extinguishment.
(3)	Includes $1.0 million of stock compensation expense and $0.2 million of legal and professional fees incurred in connection with a stock option exchange program, as well as $0.3 million of incremental compensation expense and, separately, $3.4 million acceleration of compensation expense for a retirement provision added to existing stock option agreements.
(4)	Represents $1.6 million of income tax provision in fiscal 2009 and $0.5 million ($0.3 million after-tax) of interest expense in fiscal 2009, both relating to required tax reserves for certain state tax matters.

More…

Domino’s Pizza: FY09 Earnings Release, Page Four

(5)	Represents expenses related to the closure of 14 Company-owned stores during the fourth quarter of 2009 in five different markets, including losses on asset disposals and lease liabilities.
(6)	Represents the estimated impact on income of the 53rd week in the fourth quarter and fiscal 2009.
(7)	The gain recognized relates to the sale of 82 Company-owned stores in California, Georgia, Washington, Tennessee and Minnesota in fiscal 2008, including 22 Company-owned stores in California, Washington and Minnesota in the fourth quarter of 2008.
(8)	Represents $0.1 million and $2.8 million of income tax benefit in the fourth quarter and fiscal 2008 and $1.0 million ($0.6 million after-tax) of contra interest expense in fiscal 2008 relating to required tax reserve reversals due to outcomes of related state tax matters.
(9)	Represents the write-off of deferred financing fees in connection with the $90.0 million reduction of the variable funding notes in 2008 resulting from the bankruptcy of one of the Company’s variable funding notes providers.
(10)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned stores in California.

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term.

Year-Over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net units	200 – 250
Global retail sales	4% – 6%

Liquidity

As of January 3, 2010, the Company had:

•	approximately $1.57 billion in total debt,

•	$42.4 million of unrestricted cash and cash equivalents,

•	$91.1 million of restricted cash and cash equivalents, and

•	$57.6 million of borrowings under its $60.0 million variable funding note facility.

The Company’s fixed rate notes require interest-only payments for the first five years. This interest-only period can be extended for two additional one-year periods if the Company meets a certain debt service coverage ratio at the time of each extension, in April 2012 and in April 2013. Based on 2009 financial results, this ratio already exceeds the required threshold for extension. Management currently intends to take advantage of this interest-only structure for the full seven years to the extent such extension periods remain available to the Company; however, it will give due consideration to attractive refinancing opportunities in the interim.

Subsequent to the fourth quarter of 2009, the Company terminated its last remaining letter of credit under its variable funding note facility, which provided an additional $2.4 million of borrowing capacity. As a result, subsequent to the fourth quarter of 2009, the Company borrowed the additional $2.4 million and is now fully drawn on the $60.0 million facility.

The Company’s cash borrowing rate for fiscal 2009 was 6.0% versus 6.1% in fiscal 2008. The Company incurred $22.9 million in capital expenditures during fiscal 2009 versus $19.4 million during fiscal 2008. The increase was due primarily to investments in a new thin crust manufacturing center as well as investments in our technology platforms.

More…

Domino’s Pizza: FY09 Earnings Release, Page Five

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $78.4 million in fiscal 2009.

(in thousands)	Fiscal 2009
Net cash provided by operating activities (as reported)	$101,274
Capital expenditures (as reported)	(22,870)

Free cash flow	$78,404

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters and fiscal years. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when bench-marking us against our competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares or other similar uses of cash.

More…

Domino’s Pizza: FY09 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,999 franchised and Company-owned stores in the United States and over 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.6 billion in 2009, comprised of nearly $3.1 billion domestically and over $2.5 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009, Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI). Domino’s has expanded its menu significantly since 2008 to include Oven Baked Sandwiches and BreadBowl Pasta™, and recently debuted its ‘Inspired New Pizza’ – a permanent change to its core hand-tossed product, reinvented from the crust up with new sauce, cheese and garlic seasoned crust.

Order – www.dominos.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extension of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our new core pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by Domino’s, such as the Inspired New Pizza and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of Domino’s and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations (“cautionary statement”) are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 3, 2010. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

More…

Domino’s Pizza: FY09 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
(In thousands, except per share data)	January 3, 2010	% of Total Revenues	December 28, 2008	% of Total Revenues
Revenues:
Domestic Company-owned stores	$105,355		$101,836
Domestic franchise	50,897		46,987
Domestic supply chain	254,537		237,501
International	52,093		41,843

Total revenues	462,882	100.0%	428,167	100.0%

Cost of sales:
Domestic Company-owned stores	86,982		85,831
Domestic supply chain	225,279		214,907
International	21,572		18,682

Total cost of sales	333,833	72.1%	319,420	74.6%

Operating margin	129,049	27.9%	108,747	25.4%

General and administrative	65,213	14.1%	56,856	13.3%

Income from operations	63,836	13.8%	51,891	12.1%

Interest expense, net	(33,313)	(7.2)%	(35,736)	(8.3)%
Other	7,873	1.7%	—	—

Income before provision for income taxes	38,396	8.3%	16,155	3.8%

Provision for income taxes	14,778	3.2%	5,129	1.2%

Net income	$23,618	5.1%	$ 11,026	2.6%

Earnings per share:
Common stock – diluted	$0.41		$ 0.19

Domino’s Pizza: FY09 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
(In thousands, except per share data)	January 3, 2010	% of Total Revenues	December 28, 2008	% of Total Revenues
Revenues:
Domestic Company-owned stores	$335,779		$357,703
Domestic franchise	157,780		153,858
Domestic supply chain	763,733		771,106
International	146,765		142,447

Total revenues	1,404,057	100.0%	1,425,114	100.0%

Cost of sales:
Domestic Company-owned stores	274,474		298,857
Domestic supply chain	680,427		699,669
International	62,180		63,327

Total cost of sales	1,017,081	72.4%	1,061,853	74.5%

Operating margin	386,976	27.6%	363,261	25.5%
General and administrative	197,467	14.1%	168,231	11.8%

Income from operations	189,509	13.5%	195,030	13.7%
Interest expense, net	(110,262)	(7.9)%	(112,160)	(7.9)%
Other	56,275	4.0%	—	—

Income before provision for income taxes	135,522	9.7%	82,870	5.8%
Provision for income taxes	55,778	4.0%	28,899	2.0%

Net income	$79,744	5.7%	$53,971	3.8%

Earnings per share:
Common stock – diluted	$1.38		$0.93

Domino’s Pizza: FY09 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	January 3, 2010	December 28, 2008
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$42,392	$45,372
Restricted cash and cash equivalents	91,141	78,871
Accounts receivable	76,273	69,390
Inventories	25,890	24,342
Advertising fund assets, restricted	25,116	20,377
Other assets	17,856	15,899

Total current assets	278,668	254,251

Property, plant and equipment, net	102,776	108,430

Other assets	72,317	101,113

Total assets	$453,761	$463,794

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$50,370	$340
Accounts payable	64,120	56,906
Advertising fund liabilities	25,116	20,377
Other accrued liabilities	79,817	71,931

Total current liabilities	219,423	149,554

Long-term liabilities:
Long-term debt, less current portion	1,522,463	1,704,444
Other accrued liabilities	32,869	34,419

Total long-term liabilities	1,555,332	1,738,863

Total stockholders’ deficit	(1,320,994)	(1,424,623)

Total liabilities and stockholders’ deficit	$453,761	$463,794

Domino’s Pizza: FY09 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	January 3, 2010	December 28, 2008
(In thousands)
Cash flows from operating activities:
Net income	$79,744	$53,971
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	24,064	28,377
Gains on debt extinguishment	(56,275)	—
(Gains) losses on sale/disposal of assets	1,843	(13,752)
Amortization of deferred financing costs, debt discount and other	9,621	11,103
Provision for deferred income taxes	19,476	2,046
Non-cash compensation expense	17,254	9,059
Other	1,542	7,714
Changes in operating assets and liabilities	4,005	(23,261)

Net cash provided by operating activities	101,274	75,257

Cash flows from investing activities:
Capital expenditures	(22,870)	(19,411)
Proceeds from sale of assets	3,730	28,874
Changes in restricted cash	(12,270)	2,080
Other	(1,481)	549

Net cash (used in) provided by investing activities	(32,891)	12,092

Cash flows from financing activities:
Purchase of common stock	—	(42,976)
Proceeds from issuance of long-term debt	60,995	3,000
Repayments of long-term debt and capital lease obligation	(136,679)	(18,312)
Tax benefit from stock options	383	272
Other	4,505	4,485

Net cash used in financing activities	(70,796)	(53,531)

Effect of exchange rate changes on cash and cash equivalents	(567)	210

Change in cash and cash equivalents	(2,980)	34,028

Cash and cash equivalents, at beginning of period	45,372	11,344

Cash and cash equivalents, at end of period	$42,392	$45,372

###